Exhibit 10.22

TRANSACTION TERMS

Bay Point Debt for Equity Exchange

The Definitive Documents shall include, without limitation, the following terms and conditions contained herein.

Acknowledgments:	Bay Point Capital Partners, LP, a Delaware limited partnership ("Bay Point") holds existing debt of ScanTech Identification Beams Systems LLC ("SIBS"). In connection with the business combination ("Combination") between SIBS and Mars Acquisition Corp. ("MARS"), Bay Point has agreed to convert its existing indebtedness ("Bay Point Debt") consistent with the terms contained herein.

Existing Borrower:	ScanTech Identification Beam Systems, LLC

Exiting Lender:	Bay Point

Existing Debt:	As of January 22, 2024, Bay Point total amount of debt is $2,806,984.48 ("Bay Point Debt"). Additional per diem interest of $452.20, plus additional legal fees and expenses, will continue to accrue for each day after January 22, 2024 (the "Additional Expense"). The existing Bay Point Debt plus the Additional Expense will be the total amount used for the debt conversion calculation ("Bay Point Total Debt").

Conversion Premium:	For each dollar of Bay Point Total Debt outstanding as calculated at the closing of the Combination, Bay Point will receive additional compensation equal to 20% of the Bay Point Total Debt ("Conversion Premium").

Exchange:	Bay Point agrees to exchange the sum of the Total Bay Point Debt plus the Conversion Premium into a dollar equivalent amount of publicly traded shares of the entity resulting from the Combination ("Conversion Shares"), at the price of those shares as of the date of the closing of the Combination ("Closing Price"), without restrictions on the immediate trading of such shares and in a manner so as to allow the immediate sale of Conversion Shares by Bay Point; subject to the Condition Precedent. At the time of the debt-to-equity conversion, all claims of Bay Point against SIBS will be extinguished, satisfied, and discharged, except as is set forth herein.

Condition Precedent:	The agreement by Bay Point to complete this debt-for-equity conversion is subject to the successful closing of the Combination, with the treatment of the Conversion Shares provided for herein.

Bay Point is under no obligation to complete this extension and exchange in the event the Combination is not completed.

Counterparts; Signatures:	This letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery of this letter may be made by facsimile or email.

Amendment; Assignment:	The provisions of this letter may be amended or modified only upon the written consent of SIBS and the Lender. Neither SIBS nor Bay Point may assign this term sheet without the prior approval of the other.

Governing Law:	This letter shall be governed by the laws of the State of Delaware.

[Signature page follows.]

You may accept the terms of this letter by executing this letter agreement in the space provided below and returning such executed copy to the undersigned via email to Dolan Falconer.

Scantech Identification Beams Systems LLC

By:	/s/ Dolan Falconer
Name: Dolan Falconer
Title: CEO

AGREED AND ACCEPTED this 24th day of April 2024

Bay Point Capital Partners, LP,
By:	Bay Point Advisors, LLC, its General Partner

By:	/s/ Charles Andros
	Name:	Charles Andros
	Title:	Manager